EXHIBIT 99.1

Plug Power Announces Fourth Quarter and Year-End 2012 Financial Results

LATHAM, N.Y., March 28, 2013 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the fourth quarter and year-end 2012.

Plug Power is pleased to announce that for the full year 2012, expansion of our customer base in North America continued with new, first-time orders from Stihl, Mercedes Benz, Lowe's, Carter's and Ace Hardware. The Company also received additional orders for existing customers including Walmart, P&G, Coca-Cola, Sysco Foods, Wegmans, Kroger and BMW. Product shipments also increased reaching 1,391 units, a 35% growth from the previous year shipments.

Another 2012 success for Plug Power was completing the introduction of the new product platforms in the third quarter. The new platforms reduced material cost, a key driver for product margins, by an average of 30%.

As announced in the third quarter, the Company experienced a number of quality issues in 2012, which negatively impacted its financial performance. The quality issues have been technically addressed, and a majority of the changes have been implemented as of the end of the fourth quarter. As previously discussed, we believe the quality issues have caused our sales to be delayed by six to nine months, though the Company has been successful in maintaining customer loyalty. Increased costs and delayed sales forced the Company to adopt a restructuring plan in the fourth quarter to improve organizational efficiency and conserve working capital needed to support the growth of its GenDrive business. Additionally, to continue to support our stakeholders, by the direction of the board of directors, the Company continues to consider all strategic options to provide funding for the business plan. The options include raising additional capital, asset sales, strategic partnerships and a sale of the Company. In 2012, the Company engaged Stephens, its long-time investment banking firm, to assist with exploring and implementing these options.

"The main goal of the Company is to continue to build a successful market in material handling and expand into related applications such as refrigerated trucks, ground support equipment and range extending utility vehicles," said Andy Marsh, CEO at Plug Power. "While the Company has experienced significant challenges in 2012, I believe the future of Plug Power is bright and that we are in the right market, with the right customers. We remain focused on the future."

Financial Results

Net loss for the fourth quarter of 2012 and year ended December 31, 2012 was $8.5 million and $31.9 million, respectively. On a per share basis (basic and diluted), the loss for the quarter and the year was $0.22 and $0.93, respectively. This compares with a net loss of $7.2 million, or $0.32 per share (basic and diluted), for the fourth quarter of 2011 and net loss of $27.5 million, or $1.46 per share (basic and diluted) for the full year 2011.

Total revenue for the fourth quarter and year ended December 31, 2012 was $5.9 million and $26.1 million, respectively. This compares to total revenue of $11.9 million and $27.6 million for the same periods of 2011. Product and service revenue for the fourth quarter and year ended December 31, 2012 was $5.7 million and $24.4 million, respectively. This compares to $11.3 million and $23.2 million for the same periods of 2011. Research and development contract revenue for the quarter and year ended December 31, 2012 was $0.2 million and $1.7 million, respectively. This compares to $0.5 million and $3.9 million for the same periods of 2011.

Total cost of revenue for the fourth quarter of 2012 was $9.5 million, comprised of $9.1 million for cost of product and service revenue and $0.4 million for cost of research and development contract revenue. For the full year 2012, total cost of revenue was $40.5 million, comprised of $37.7 million for cost of product and service revenue and $2.8 million for cost of research and development contract revenue. Prior year comparable numbers for the fourth quarter were $12.2 million for total cost of revenue, comprised of $11.5 million for cost of product and service revenue and $0.7 million for cost of research and development contract revenue. Prior full year comparable numbers were $36.9 million for total cost of revenue, comprised of $30.7 million for cost of product and service revenue and $6.2 million for cost of research and development contract revenue.

Research and development expenses for the fourth quarter and year ended December 31, 2012 were $1.3 million and $5.4 million, respectively. This compares to the fourth quarter and year ended December 31, 2011 of $2.0 million and $5.7 million, respectively.

Selling, general and administrative (SG&A) expenses for the fourth quarter and year ended December 31, 2012 were $4.0 million and $14.6 million, respectively. This compares to SG&A expenses in the fourth quarter and year ended December 31, 2011 of $3.5 million and $14.5 million, respectively. Additionally, $0.6 million was expensed for amortization of intangible assets during the fourth quarter of 2012 and the fourth quarter of 2011. For the full year, $2.3 million was expensed for amortization of intangible assets for 2012 and 2011.

Cash and Liquidity

Net cash used in operating activities for the fourth quarter and year ended December 31, 2012 was $4.6 million and $20.2 million, respectively. On December 31, 2012, Plug Power had cash and cash equivalents of $9.4 million and net working capital of $6.9 million. This compares to $13.9 million and $22.5 million, respectively, at December 31, 2011.

The accompanying financial information and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to the full year 2012 milestones previously announced.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the 2012 fourth quarter and year-end results. Interested parties are invited to listen to the conference call by calling 877.407.8291.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power's key accounts, including Walmart, Sysco and Coca-Cola.  With more than 3,000 GenDrive units shipped to material handling customers, accumulating over 8 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power's expected use of the net proceeds from the offering. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and that may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including statements regarding the risk that we may not have sufficient cash to fund our operations to profitability and that we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of the company, or reduce and/or cease our operations, other risks and uncertainties related to satisfaction of the closing conditions of the offering, the estimated proceeds from the offering and the anticipated use of proceeds from the offering, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power's products and its ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of Plug Power's products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive system; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed in the reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$ 9,380	$ 13,857
Accounts receivable	4,022	13,389
Inventory	8,550	10,355
Prepaid expenses and other current assets	1,988	1,894

Total current assets	23,940	39,495

Property, plant and equipment, net	6,708	8,687
Leased property under capital lease, net	2,970	--
Note receivable	571	--
Intangible assets, net	5,271	7,474

Total assets	$ 39,460	$ 55,656

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ 3,381	$ 5,405
Accounts payable	3,558	4,669
Accrued expenses	3,828	3,173
Product warranty reserve	2,672	1,211
Deferred revenue	2,950	2,505
Obligations under capital lease	650	--
Other current liabilities	--	80

Total current liabilities	17,039	17,043

Obligations under capital leases	1,305	--
Deferred revenue	4,362	3,037
Common stock warrant liability	476	5,321
Other liabilities	1,248	1,219

Total liabilities	24,430	26,620

Stockholders' equity	15,030	29,036

Total liabilities and stockholders' equity	$ 39,460	$ 55,656

Statements of Operations (Dollars in thousands):	Three months ended December 31,		Twelve months ended December 31,
(unaudited)
	2012	2011	2012	2011
Revenue
Product and service revenue	$ 5,696	$ 11,296	$ 24,407	$ 23,223
Research and development contract revenue	226	544	1,701	3,886
Licensed technology revenue	--	27	--	517
Total revenue	5,922	11,867	26,108	27,626

Cost of revenue and expenses
Cost of product and service revenue	9,106	11,482	37,657	30,670
Cost of research and development contract revenue	415	726	2,805	6,232
Research and development expense	1,345	2,008	5,434	5,656
Selling, general and administrative expense	4,020	3,495	14,577	14,546
Gain on sale of leased assets	--	--	--	(673)
Amortization of intangible assets	580	568	2,306	2,322

Operating loss	(9,544)	(6,412)	(36,671)	(31,127)

Interest and other income and net realized losses from available-for-sale securities	55	27	226	248
Change in fair value of warrant liability	1,119	(758)	4,845	3,447
Interest and other expense and foreign currency gain (loss)	(104)	(25)	(262)	(22)

Net loss	$ (8,474)	$ (7,168)	$ (31,862)	$ (27,454)

Loss per share: Basic and diluted	$ (0.22)	$ (0.32)	$ (0.93)	$ (1.46)

Weighted average number of common shares outstanding	38,156,591	22,743,388	34,376,427	18,778,066

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Operating loss, as reported	$ (9,544)	$ (6,412)	$ (36,671)	$ (31,127)

Stock based compensation	501	(150)	2,002	1,452
Depreciation and amortization	1,190	1,100	4,376	4,455

EBITDAS	$ (7,853)	$ (5,462)	$ (30,293)	$ (25,220)

EBITDAS is defined as operating income (loss), as adjusted for depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Product and service revenues, as reported	$ 5,696	$ 11,296	$ 24,407	$ 23,223

Deferred revenue recognized in the reporting period	(1,619)	(939)	(3,362)	(2,020)
Current invoiceable value of shipments, recorded to deferred revenue	302	2,615	3,631	3,728

Product and service revenues, as adjusted	$ 4,379	$ 12,972	$ 24,676	$ 24,931

Cost of product and service revenue	$ 9,106	$ 11,482	$ 37,657	$ 30,670

Gross margin percentage	(59.9%)	(1.6%)	(54.3%)	(32.1%)

Adjusted gross margin percentage	(107.9%)	11.5%	(52.6%)	(23.0%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of product and service revenue and product and service revenue. We use the term adjusted gross margin percentage to refer to product and service revenue, as adjusted, less total cost of product and service revenue as a percentage of product and service revenue, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31,
	2012	2011
Cash Flows From Operating Activities:
Net loss	$ (31,862)	$ (27,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,070	2,132
Amortization of intangible asset	2,306	2,323
Loss on disposal of property, plant and equipment	52	309
Loss on sale of leased assets	20	--
Stock-based compensation	2,002	1,452
Gain sale of leased assets	--	(673)
Realized loss on available-for-sale securities	--	22
Change in fair value of warrant liability	(4,845)	(3,447)
Changes in assets and liabilities that provide (use) cash:
Accounts receivable	9,368	(9,193)
Inventory	(1,295)	1,438
Prepaid expenses and other current assets	(94)	(310)
Note receivable	(571)	--
Accounts payable, accrued expenses, product warranty reserve and other liabilities	914	(1,101)
Deferred revenue	1,770	1,192
Net cash used in operating activities	(20,165)	(33,310)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(78)	(1,326)
Restricted cash	--	525
Proceeds from sale of leased assets	--	673
Proceeds from disposal of property, plant and equipment	64	47
Proceeds from maturities and sales of available-for-sale securities	--	10,399
Net cash (used in) provided by investing activities	(14)	10,318

Cash Flows From Financing Activities:
Purchase of treasury stock	--	(158)
Proceeds from issuance of common stock	17,192	22,584
Stock issuance costs	(1,402)	(1,891)
Proceeds (repayment) from borrowings under line of credit	(2,024)	5,405
Proceeds from long term debt	2,105	--
Principal payments on long-term debt	(170)	(10)
Net cash provided by financing activities	15,701	25,930

Effect of exchange rate changes on cash	1	(36)
(Decrease) increase in cash and cash equivalents	(4,477)	2,902
Cash and cash equivalents, beginning of period	13,857	10,955

Cash and cash equivalents, end of period	$ 9,380	$ 13,857
CONTACT: Media & Investor Relations Contact:
         Gerard L. Conway, Jr.
         Plug Power Inc.
         Phone: (518) 782-7700
         media@plugpower.com
         investors@plugpower.com